Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated May 15, 2025 relating to the Class A Common Stock, par value $0.0001 per share, of Reddit, Inc. shall be filed on behalf of the undersigned.

COATUE MANAGEMENT, L.L.C. By: /s/ Philippe Laffont
Name: Philippe Laffont
Title: Authorized Signatory

PHILIPPE LAFFONT By: /s/ Philippe Laffont